Exhibit 10.23

FORM OF TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of                     , 2012 by and among APARTMENT TRUST OF AMERICA, INC., a Maryland corporation (the “REIT”), APARTMENT TRUST OF AMERICA HOLDINGS, L.P., a Virginia limited partnership (the “Partnership”), and             (the “Contributor”).

WHEREAS, the Contributor, pursuant to that certain Interest Contribution Agreement, dated as of                     , 2012, (the “Contribution Agreement”), is contributing (the “Contribution”) its [partnership/limited liability company interest] in [            ], to the Partnership in exchange for common partnership units of limited partnership interest in the Partnership (“Units”) [To be tailored based on deal structure];

WHEREAS, it is intended for federal, state and local income tax purposes that the Contribution for Units will be treated as a tax-deferred contribution of assets to the Partnership for Units under Section 721 of the Code;

WHEREAS, in consideration for the agreement of the Contributor to make the Contribution, the parties desire to enter into this Agreement regarding certain tax matters as set forth herein; and

WHEREAS, the REIT and the Partnership desire to evidence their agreement regarding amounts that may be payable in the event of certain actions being taken by the Partnership regarding the disposition of certain of the contributed assets and regarding certain minimum debt obligations of the Partnership and its subsidiaries.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein and in the Contribution Agreement, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Partnership Agreement (as defined below).

“AAA” has the meaning set forth in Section 3.2.

“Accounting Firm” has the meaning set forth in Section 3.2.

“Agreement” has the meaning set forth in the Preamble.

“Bottom Dollar Guarantee” has the meaning set forth in Section 2.1(b).

“Cash Consideration” has the meaning set forth in Section 2.1.1.

“Closing Date” means the date on which the Contribution will be effective.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means the prior written consent to do the act or thing for which the consent is required or solicited, which consent may be executed by a duly authorized officer or agent of the party granting such consent.

“Contribution” has the meaning set forth in the Recitals.

“Contributed Property” means the real estate property or real estate properties directly or indirectly transferred to the Partnership by the Contributors and listed on Schedule 2.1(b) hereto and referred to herein individually as a “Contributed Property” and collectively, as the “Contributed Properties”.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Contributor” has the meaning set forth in the Preamble.

“Dispute” has the meaning set forth in Section 3.2.

“Final Determination” means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or after the time for filing such appeals has expired, (ii) a binding settlement agreement entered into in connection with an administrative or judicial proceeding (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto or (iv) the expiration of the time for instituting suit with respect to a claimed deficiency.

“Gain Limitation Property” means (i) the property[ies] identified on Schedule 2.1(b) hereto as a Gain Limitation Property; (ii) any other property or asset hereafter acquired by the Partnership or any direct or indirect interest owned by the Partnership in any entity that owns an interest in a Gain Limitation Property, if the disposition of that property or asset would result in the recognition of Protected Gain by a Protected Partner or an Indirect Owner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Gain Limitation Property.

“Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership, disregarded entity, subchapter S corporation, or real estate investment trust for federal income tax purposes, any person owning an equity interest in such Protected Partner, and in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity, subchapter S corporation, or real estate investment trust for federal income tax purposes, any person owning an equity interest in such entity.

“Minimum Liability Amount” means, for each Protected Partner, means, as to each Protected Partner, the amount of indebtedness of the Partnership which needs to be allocated to such Protected Partner pursuant to Section 752 of the Code so that such Protected Partner will not recognize any Protected Gain, as set forth on Schedule 2.1(d), as may be amended as provided herein. The initial Minimum Liability Amount for each Protected Partner as of the date of this Agreement is set forth next to such Protected Partner’s name on Schedule 2.1(d) hereto and represents the sum of each Protected Partner’s negative tax capital account as the Closing Date plus the additional amount set forth next to such Protected Partner’s name on Schedule 2.1(d), representing the partner’s anticipated increase in negative tax capital account during the Tax Protection Period (such anticipated increase can apply even if such partner does not have an initial negative tax capital as of the Closing Date). It is understood that the Minimum Liability Amount set forth on Schedule 2.1(d) is believed by each Protected Partner to be the requisite amount but until tax returns are completed for the Protected Partners and/or for the relevant entities in which the Protected Partners hold interests such amounts are not final, and after the date hereof, until April 25, 2013, a Protected Partner may provide to the Partnership a the correct Minimum Liability Amount reflecting any such final determination of the negative tax capital account as the Closing Date (but in no event shall such adjusted Minimum Liability Amount exceed 110% of the initial Minimum Liability Amount estimated at the Closing Date), and ten (10) days after receipt thereof by the Partnership, Schedule 2.1(d) shall be deemed amended to reflect such other amount, provided that the Partnership shall not be responsible for any Protected Partner Taxes (including, without limitation, any obligation to pay monetary damages under Section 3.1) on account of any increase (but only as to such increase) in the Minimum Liability Amount as a result of any such changes pursuant to this sentence if prior to the deemed amendment to Scheduled 2.1(d) as a result of any such notification of change, Protected Gain as to such increase in the Minimum Liability Amount has already been incurred.

“New York Courts” has the meaning set forth in Section 3.3.

“Non-Recourse Indebtedness” means the type of indebtedness which is described in Treasury Regulation Section 1.752-1(a)(2), provided that if under this Tax Protection Agreement such indebtedness of the Partnership is to be guaranteed by a Contributor, then “Non-Recourse Indebtedness” means the type of indebtedness which would be described in Treasury Regulation Section 1.752-1(a)(2) but for any such guarantee(s).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Agreement of Limited Partnership of Apartment Trust of America Holdings, L.P. (f/k/a Grubb & Ellis Apartment REIT Holdings, LP), dated December 27, 2005, as amended on June 3, 2010, June 28, 2011 and [            ] [    ], 2012, and as the same may be further amended in accordance with the terms thereof.

“Partnership Interest Consideration” has the meaning set forth in Section 2.1.1.

“Protected Gain” shall mean the income or gain that would be allocable to and recognized by a Protected Partner or Indirect Owner under Section 704(c) of the Code in the event of the sale of a Gain Limitation Property or any interests in Gain Limitation Property in a fully taxable transaction. The amount of Protected Gain with respect to the Contributor shall be determined as if the Partnership sold each Gain Limitation Property in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(c) Value of such Gain Limitation Property on the Closing Date. The initial Protected Gain for each Protected Partner as of the date of this Agreement is set forth next to such Protected Partner’s name on Schedule 2.1(b) hereto and represents the sum of each Protected Partner’s estimated Protected Gain. It is understood that the initial Protected Gain set forth on Schedule 2.1(b) is believed by each Protected Partner to be the requisite amount but until tax returns are completed for the Protected Partners and/or for the relevant entities in which the Protected Partners hold interests such amounts are not final, and after the date hereof, until May 15, 2013, a Protected Partner may provide to the Partnership the correct Protected Gain reflecting any such final determination, and ten (10) days after receipt thereof by the Partnership, Schedule 2.1(b) shall be deemed amended to reflect such other amount, provided that the Partnership shall not be responsible for any Protected Partner Taxes (including, without limitation, any obligation to pay monetary damages under Section 3.1) on account of any increase (but only as to such increase) in the Protected Gain as a result of any such changes pursuant to this sentence if prior to the deemed amendment to Scheduled 2.1(b) as a result of any such notification of change, Protected Gain as has already been incurred. Gain that would be allocated to a Protected Partner upon a sale of a Gain Limitation Property that is “book gain” (for example, any gain attributable to appreciation in the actual value of the Gain Limitation Property following the Closing Date or any gain resulting from reductions in the “book value” of the Gain Limitation Property, as determined under Section 704(b), following the Closing Date) shall not be considered Protected Gain. (As used in this definition, “book gain” is any gain that would not be required under Section 704(c) of the Code and the applicable regulations to be specially allocated to the Protected Partners, but rather would be allocated to all partners in the Partnership, including the REIT, in accordance with their respective economic interests in the Partnership.) Notwithstanding the other terms of this definition other than this final sentence, in the case of a breach of Section 2.1, the term Protected Gain shall equal the amount of income or gain recognized by a Protected Partner or Indirect Owner resulting from such breach (e.g., gain allocable under Section 731 or 465), but not to exceed the amount otherwise calculated under this definition (relating to Section 704(c) gain).

“Protected Partner” means the Contributor and any persons who (i) acquire Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis for federal income tax purposes is determined in whole or in part by reference to the adjusted basis of the Protected Partner in such Units, (ii) has notified the Partnership of its status as a Protected Partner and (iii) provides all documentation reasonably requested by the Partnership to verify such status, but excludes any person that ceases to be a Protected Partner pursuant to this Agreement. The name of the initial Protected Partner is set forth on Schedule 2.1(a) hereto.

“Protection Percentage” is the percentage shown in Schedule 2.1(c) applicable to the date the Partnership recognizes the Protected Gain for tax purposes (e.g., a taxable sale occurring on or after the day following the first anniversary of the Closing Date and before the second anniversary of the Closing Date has an 85.71% Protection Percentage).

“Qualified Debt” means Non-Recourse Indebtedness which also constitutes “qualified nonrecourse financing” within the meaning of Section 465(b)(6) of the Code.

“REIT” has the meaning set forth in the Preamble.

“Rules” has the meaning set forth in Section 3.2.

“Section 704(c) Value” means the fair market value of any Gain Limitation Property as of the Closing Date, as determined pursuant to the Contribution Agreement and as set forth next to each Gain Limitation Property on Schedule 2.1(b) hereto. The Partnership shall initially carry the Gain Limitation Property on its books at a value equal to the Section 704(c) Value as set forth in the preceding sentence.

“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest that owns a Gain Limitation Property on the Closing Date, after giving effect to the Contribution, or that thereafter is a successor to the Partnership’s direct or indirect interests in a Gain Limitation Property.

“Successor Partnership” has the meaning set forth in Section 2.1.2.

“Tax Protection Period” means the period commencing on the Closing Date and ending at 12:01 AM on                     , 2019 [insert day after seventh anniversary of closing date], provided, however, that the Tax Protection Period shall terminate at such time as (i) the Contributor (or one or more successor Protected Partners) has disposed of 50% or more of the Units received, directly or indirectly, pursuant to the Contribution Agreement by the Contributor in one or more taxable transactions or (ii) there is a Final Determination that no portion of the Contribution qualified for tax-deferred treatment under Section 721 of the Code. In determining whether a Protected Partner has disposed of 50% of more of the Units above, it is contemplated that the Contributor may distribute Units to its Indirect Owners and after such distribution the 50% shall be measured solely against the specific quantity of Units held by each successor Protected Partner.

“Tax Protection Provision” shall mean the provisions under Article 2 of this Agreement.

“Units” has the meaning set forth in the Recitals.

ARTICLE 2

RESTRICTIONS ON DISPOSITIONS OF

GAIN THRESHOLD PROPERTIES AND MINIMUM DEBT THRESHOLDS

2.1 Restrictions on Disposition of Gain Limitation Properties.

2.1.1 The Partnership agrees for the benefit of each Protected Partner, for the term of the Tax Protection Period, not to directly or indirectly sell, exchange, transfer, or otherwise dispose of a Gain Limitation Property or any interest therein, without regard to whether such disposition is voluntary or involuntary, in a transaction that would cause the Protected Partners or the Indirect Owners to recognize any Protected Gain.

Without limiting the foregoing, the term “sale, exchange, transfer or disposition” by the Partnership shall be deemed to include, and the prohibition shall extend to:

(i)	any direct or indirect disposition by any direct or indirect Subsidiary of any Gain Limitation Property or any interest therein;

(ii)	any direct or indirect disposition by the Partnership of any Gain Limitation Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder; and

(iii)	any distribution by the Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder.

Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, by the Partnership or any Subsidiary in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.

Notwithstanding the foregoing, this Section 2.1 shall not apply to a voluntary, actual disposition by a Protected Partner of Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected Partner is offered as consideration for the Units either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests that are substantially equivalent (including value and profit and loss sharing) to the Units disposed of, and the receipt of such partnership interests would not result in the recognition of gain for federal, state, or local income tax purposes by the Protected Partner (“Partnership Interest Consideration”); (2) the Protected Partner has the right to elect to receive solely Partnership Interest Consideration in exchange for his Units and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive solely Cash Consideration.

2.1.2 Notwithstanding the restriction set forth in this Section 2.1, the Partnership and any Subsidiary may dispose of any Gain Limitation Property (or any interest therein) if such disposition qualifies as a “like-kind exchange” under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that, as to each of the foregoing, does not result in the recognition of any taxable income or gain to any Protected Partner with respect to any of the Units (including no taxable gain under Sections 465 or 731(a) of the Code); provided, however, that in the case of a “like-kind exchange” under Section 1031 of the Code, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Gain Limitation Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) of the Code to apply with respect to such Gain Limitation Property (including by reason of the application of Section 1031(f)(4) of the Code) shall be considered a violation of this Section 2.1 by the Partnership.

2.1.3 Allocation of Indebtedness.

(a) Maintenance of Indebtedness. With respect to the Protected Partner, the Partnership agrees to maintain, or caused to be maintained, from time to time, sufficient indebtedness pursuant to the requirements set forth below in this Section 2.1.3 such that, pursuant to Treasury Regulation Section 1.752-3 and, to the extent provided for in clause (d) below, pursuant to Treasury Regulation Section 1.752-2, the Property Partner is allocated as its share of the indebtedness of the Partnership, an amount at least equal to the Minimum Liability Amount.

(b) Notification Requirement. During the Tax Protection Period, the Partnership shall provide (1) written notice to the representatives of the Protected Partner, on an annual basis, no later than November 1 of each year, of the Partnership’s reasonable belief of the estimated amount of Non-Recourse Indebtedness that will be allocated to the Protected Partner during the next year, taking into account reasonably anticipated debt amortization and Section 704(c) amortization; and (2) prior written notice to a Protected Partner if the Partnership intends to, modify, repay, retire, refinance, have collateral released, or otherwise reduce (other than scheduled amortization) the amount of liabilities with respect to a Gain Limitation Property (or with respect to a liability with respect to which the Protected Partner has a “bottom dollar guarantee” outstanding), in each case, in a manner that is reasonably anticipated to cause a Protected Partner to recognize gain or loss for federal income tax purposes. Any such notice under (2) shall be given at least thirty (30) days prior to any such repayment or refinancing except that notices for events occurring within 45 days after the Closing Date shall be provided as reasonably in advance as practical but in no event less than (10) days prior to any such repayment or refinancing. The failure to comply with the notification requirement under (1) above shall not result in any indemnification obligation for the Partnership or the REIT under Section 3.1.

(c) Special Allocation of Liabilities. If the Partnership is required to provide notice to a Protected Partner pursuant to clause (2) of Section 2.1.3(b), the Partnership shall cooperate with the Protected Partner to arrange a special allocation of liabilities of the Partnership to the Protected Partner in such amount or amounts so as to increase the amount of partnership liabilities allocated to such Protected Partner for purposes of Section 752 of the Code by an amount necessary to prevent the Protected Partner from recognizing gain or loss for federal income tax purposes as a result of the intended repayment, retirement, refinancing or other reduction (other than scheduled amortization) in the amount of liabilities with respect to a Gain Limitation Property. The Partnership shall first provide the Protected Partner with Qualified Debt so as to provide allocations of Qualified Debt to a Protected Partner pursuant to the provisions of Treasury Regulation Section 1.752-3(a)(2) or 1.752-3(a)(3) and Section 465 of the Code and the Partnership shall also offer to the Protected Partner the opportunity either (i) to enter into a “bottom dollar guarantee” meeting the requirements of Section 2.1.3(d) of certain liabilities of the Partnership (substantially in the form set forth in Schedule 2.1(e)) (a “Bottom Dollar Guarantee”) in an amount such that, when added to amounts to be allocated pursuant to the preceding portions of this sentence, totals not less than the Minimum Liability Amount. Such Bottom Dollar Guarantee shall provide that the lender of the guaranteed liability is required to pursue all other collateral and security for the guaranteed liability (other than any Bottom Dollar Guarantees) prior to seeking to collect on such a guarantee, and the lender shall have recourse against the guarantee only if, and solely to the extent that, the total amount recovered by the lender with respect to the guaranteed liability after the lender has exhausted its remedies is less than the aggregate of the guaranteed amounts with respect to such liability, and the maximum aggregate liability of each Protected Partner for all guaranteed liabilities shall be limited to the amount actually guaranteed by such Protected Partner and/or (ii) to enter into a “deficit restoration obligation” pursuant to which the Protected Partner would enter into a written obligation to restore part or all of its deficit capital account in the Partnership upon the occurrence of certain events (which written obligation may provide for an indemnity in favor of the REIT as general partner of the Partnership). In order to minimize the need to specially allocate liabilities of the Partnership pursuant to the preceding sentence, the Partnership will use the additional method under Treasury Regulations Section 1.752-3(a)(3) to allocate Non-Recourse Indebtedness attributable to a Gain Limitation Property (for purposes Treasury Regulations Section 1.752-3) to the Protected Partner to the extent that the “built-in gain” with respect to those properties exceeds the amount of the Non-Recourse Indebtedness considered secured by such Gain Limitation Property and allocated to the Protected Partner under Treasury Regulations Section 1.752-3(a)(2). For the avoidance of doubt, if the Partnership satisfies its obligations under Section 2.3(b) and Section 2.3(c) and either (i) the Protected Partner elects not to enter into a Bottom Dollar Guarantee or deficit restoration obligation or (ii) there is a Final Determination that the Bottom Dollar Guarantee or deficit restoration obligation did not cause a special allocation of liabilities for federal income tax purposes to the Protected Partner in the full amount intended, then the Partnership shall have no liability for monetary damages under Section 3.1 for any Taxes recognized by the Protected Partner as a result of such election or Final Determination.

(d) Bottom Dollar Guarantee Terms. The Bottom Dollar Guarantee shall be of either (I) new (including refinanced or modified) secured Qualified Debt of the Partnership fulfilling the requirements set forth immediately below, (II) new (including refinanced or modified) unsecured, unsubordinated Qualified Debt of the Partnership, or (III) if no debt of the Partnership under clauses (I) or (II) is either then being incurred contemporaneously with the repayment or refinancing subject to a notification under Section 2.1.3(b) or such debt does not meet the other requirements of Section 2.1.3 applicable to any such debt, existing secured or unsecured Qualified Debt of the Partnership. Any such debt of the Partnership so guaranteed by a Protected Partner for which the Protected Partner is allocated a share of the Partnership’s indebtedness under Treasury Regulation Section 1.752-2 is herein referred to as “Guaranteed Debt”.

The requirements of Qualified Debt for purposes of this paragraph (d) shall include that the Partnership shall reasonably believe that, at the time it provides the notice described in clause (2) of Section 2.1.3(b), the portion of such Qualified Debt to be guaranteed by the Protected Partners pursuant hereto does not exceed the bottom fifty percent (50%) of the fair market value of the encumbered property.

The portion of any indebtedness of the Partnership to be so guaranteed by the Protected Partner shall, as to each Protected Partner, be a so-called “vertical” strip, commencing with the first (i.e., bottom) dollar of such indebtedness, said portion of such indebtedness guaranteed pari passu with any other Protected Partners and any other holders of interests in the Partnership which are also guaranteeing other portions of such strip, without, however, overlap of amounts that would reduce the amount of such Qualified Debt allocated for purposes of Section 752 of the Code. An example of a vertical strip is if the stated principal amount is $100, the portion to be guaranteed is $60 (i.e., the bottom sixty percent (60%) of the $100), and the amount guaranteed by a Contributor is $12, then after the loss of $40 of principal (if the principal amount outstanding at the time of loss is still $40), for every $1 of any remaining $60 loss of principal which could be incurred, the contributor who is the guarantor would be liable for $0.20 (i.e., $12 guaranteed divided by $60 of aggregate guarantees).

2.2 Consistent Reporting. Unless otherwise required (as determined by nationally recognized counsel selected by the Partnership and reasonably acceptable to the Protected Partner) by modifications to, or enactment, promulgation, or adoption of any changes in the Code, the Treasury Regulations thereunder, or the judicial and administrative interpretations thereof (to the extent such interpretations are binding on the Partnership), or the tax law of any state, local, or foreign jurisdiction, the Partnership and its affiliates shall not take any position on a tax return inconsistent with the position that the Contributor’s contribution of assets to the Partnership for Units qualifies in its entirety for nonrecognition of gain under Section 721 of the Code.

2.3 Section 704(c) Method. The Partnership shall report allocations of income, gain, loss and deduction (as computed for tax purposes) with respect to the Contribution so as to take account of the Section 704(c) built-in gain of such properties under Code Section 704(c) or the principles set forth in Treasury Regulations section 1.704-3(a), as the case may be, using the traditional method (as specifically provided in Treasury Regulations section 1.704-3(b)).

2.4 Adjusted Tax Basis in Gain Limitation Property and the Minimum Liability Amount. Upon request from the Partnership, each Protected Partner shall notify the Partnership of its adjusted tax basis in the Gain Limitation Property as of the Closing Date and its Minimum Liability Amount. Each Protected Partner shall cooperate with all reasonable requests for documentation supporting the Protected Partner’s calculation of its adjusted tax basis in the Gain Limitation Property and its Minimum Liability Amount. If a Protected Partner fails to satisfy its obligations under this Section 2.3, (i) such Protected Partner shall indemnify, defend and hold harmless the Partnership, the REIT and any person who controls the Partnership or the REIT from any and all loss, expense, liability, damage or claim (including the reasonable cost of investigation), which, jointly or severally, the Partnership, the REIT or such controlling person may incur, insofar as such loss, expense, liability, damage or claim arises out of, is based on or relates to federal, state or local tax compliance failures of the Partnership, but only to the extent such loss, expense, liability, damage or claim was caused by the failure of the Protected Partner to comply with this Section 2.4 and only to the extent of any Final Determination against the Partnership or such controlling person, and (ii) to the extent such failure to comply directly resulted in a recognition of Protected Gain by the Protected Partner that otherwise would not have occurred but for such failure, the Partnership and the REIT shall not be required to comply with or otherwise satisfy the other provisions of this Article 2 with respect to such recognized Protected Gain resulting from such failure by the Contributing Partner.

ARTICLE 3

REMEDIES FOR BREACH

3.1 Monetary Damages. In the event that the Partnership breaches its obligations set forth in Article 2 with respect to a Protected Partner, the Protected Partner’s sole right shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner as damages, an amount equal to (i) the product of (x) the aggregate federal state, and local tax on income or Medicare taxes (including Section 1411 of the Code) incurred by the Protected Partner or an Indirect Owner with respect the Protected Gain incurred with respect to the Gain Limitation Property that is allocable to (or borne by) such Protected Partner or Indirect Owner as a result of the Partnership’s breach of the obligations set forth in Article 2 and (y) the Protection Percentage plus (ii) an amount equal to the aggregate federal, state, and local tax on income or Medicare taxes (including Section 1411 of the Code) payable by the Protected Partner or an Indirect Owner as a result of the receipt of any payment required under this under this Section 3.1.

For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner (or Indirect Owner), (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account (but assuming limitation on full deductibility due to adjusted gross income levels), and (ii) a Protected Partner’s (or Indirect Owner’s) tax liability shall be computed using the highest federal, state and local marginal income tax rates (including any surtaxes or Medicare taxes under section 1411) that would be applicable to such Protected Partner’s (or Indirect Owner’s) taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Partner (or Indirect Owner) that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner (or Indirect Owner) to offset other income, gain or taxes of the Protected Partner (or Indirect Owner), either in the current year, in earlier years, or in later years).

The Protected Partners shall not be entitled to indemnification from the REIT or the Partnership for any tax liabilities incurred as a result of a Final Determination of the Contribution being treated for federal income tax purposes as a taxable exchange rather than a tax-deferred transaction.

The provisions of this Section 3.1 shall not apply to a failure to provide the notice described in clause (1) of Section 2.1.3(b).

3.2 Process for Determining Damages. If the Partnership has breached or violated any of the covenants set forth in Article 2 (or a Protected Partner asserts that the Partnership has breached or violated any of the covenants set forth in Article 2), the Partnership and the Protected Partner (or Indirect Owner) agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner (or Indirect Owner) under Section 3.1. If any such disagreement cannot be resolved by the Partnership and such Protected Partner (or Indirect Owner) within sixty (60) days after the receipt of notice from the Partnership of such breach and the amount of income to be recognized by reason thereof (or, if applicable, receipt by the Partnership of an assertion by a Protected Partner that the Partnership has breached or violated the covenant set forth in Article 2), then

(a) with respect to computational points of disagreement, the Partnership and the Protected Partner shall jointly retain a nationally recognized independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all computational points of any such disagreement. All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article 2 and the amount of damages payable to the Protected Partner under Section 3.1 shall be final, conclusive and binding on the Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) less than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner.

(b) with respect to all other points of disagreement, any controversy, dispute or claim under, arising out of, in connection with or in relation to this Agreement including without limitation the negotiation, execution, interpretation, construction, coverage, scope, performance, non-performance, breach, termination, validity or enforceability of this Agreement (“Dispute”) will be finally settled, at the request of any party, by binding arbitration conducted in accordance with this Section 3.2 and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”). The arbitration shall be held in New York, New York before a panel of three neutral and impartial arbitrators, one of whom will be selected by the Indemnitor, the second of whom will be selected by the Protected Partner, within thirty days of receipt by respondent(s) of the demand for arbitration. The third arbitrator, who will chair the arbitral tribunal, will be selected by the other two arbitrators within thirty (30) days of the appointment of the second arbitrator. If any party fails to timely appoint an arbitrator, or if the two party-appointed arbitrators fail to timely agree on a third arbitrator, on the request of any party such arbitrator shall be appointed by the AAA in accordance with the listing, ranking and striking procedure in the Rules. Decisions of the tribunal will be made by not less than a majority of the arbitrators comprising such tribunal. The arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). The award shall be final and binding upon the parties to the maximum extent permitted by law and shall be the sole and exclusive remedy between the parties regarding any claims, counter-claims, issues or accounting submitted to the arbitral tribunal. Arbitration under this Section 3.2 will be conducted in accordance with the following provisions:

(i) The arbitration will be conducted in accordance with rules of procedure adopted by the arbitrators to allow the parties to the Dispute to present evidence and argument to the arbitrators;

(ii) Except as may be otherwise provided in this Agreement, the statutes of limitations of the State of New York applicable to the commencement of a lawsuit will apply to the commencement of an arbitration hereunder;

(iii) Upon the request of any party, the arbitrators shall order such discovery (including third-party discovery) as the arbitrators determine to be reasonable under the circumstances. The arbitrators will, however, impose reasonable schedules and deadlines to ensure that discovery is conducted and concluded on a timely basis and may impose sanctions on any party for abuse or delay of discovery;

(iv) The arbitrators will, in all cases, as promptly as possible hold hearings and reach a final determination with regard to the Dispute. A determination and award of damages (if any) of the majority of the arbitrators, will be conclusive and binding upon the parties to the maximum extent permitted by law. Such award shall be in writing, and shall state the findings of fact and conclusions of law on which it is based. Judgment upon any award rendered by the arbitrators shall be final and binding on the parties and may be enforced by any court having jurisdiction thereof; and

(v) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies or order the parties to request that a court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

3.3 Each party unconditionally and irrevocably agrees to submit to the exclusive jurisdiction of the state and Federal courts located in the State of New York, County of New York (the “New York Courts”), for the purpose of any proceedings in aid of arbitration and for pre-arbitral attachment or injunction, and to the non-exclusive jurisdiction of the New York Courts for proceedings arising out of or relating to the enforcement of any award or decision of the arbitrators duly appointed under this Agreement. Each party unconditionally and irrevocably waives any objections which they may have now or in the future to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum. Each party further agrees that any service of process or summons in connection with any such dispute, litigation, action or proceeding may be served on it by mailing a copy of such process or summons to it by registered mail return receipt requested or by receipted courier service at its address set forth and in the manner provided in Section 8 above, with such service deemed effective on proof of receipt. Each party to this Agreement irrevocably waives the right to a trial by jury in any proceeding in relation to any Dispute, and agrees to take any and all action necessary or appropriate to affect such waiver.

3.4 Required Notices; Time for Payment. In the event that there has been a breach of Article 2, the Partnership shall provide to each affected Protected Partner notice of the transaction or event giving rise to such breach not later than thirty (30) days after occurrence of a breach. As soon as reasonably practicable after giving notice of breach, but in no event more than sixty (60) days after occurrence of a breach, the Partnership shall be obligated to (i) provide each Protected Partner with a detailed calculation of the amount of such Protected Partner’s damage payment as determined under this Article 3, and (ii) provide each such Protected Partner with such evidence or verification as such Protected Partner may reasonably require as to the items necessary to confirm the calculation of such amount. All payments required under this Article 3 to any Protected Partner shall be made in immediately available funds to such Protected Partner on or before April 10 of the year following the year in which the gain recognition event giving rise to such payment took place; provided that, if the Protected Partner is required to make estimated tax payments that would include such gain (taking into account all available safe harbors), the Partnership shall make a payment in immediately available funds to the Protected Partner on or before 5 days before the due date for such estimated tax payment and such payment from the Partnership shall be in an amount that corresponds to the amount of the estimated tax being paid by such Protected Partner at such time. In the event of a payment required after the date required pursuant to this Section 3.4, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest plus 4%, with the prime rate as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made. In addition, if such late payment results in late tax payment penalties (excluding interest) for such Protected Partner or Indirect Owner, the payment shall include reimbursement for such penalties plus an amount equal to the aggregate federal, state, and local tax on income or Medicare taxes (including Section 1411 of the Code) payable by the Protected Partner or an Indirect Owner as a result of the receipt of any payment under this sentence.

ARTICLE 4

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS;

APPROVAL OF CERTAIN TRANSACTIONS

4.1 Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between either the Partnership or the REIT and another entity) except by a written instrument signed by the REIT, the Partnership, and each of the Protected Partners to be subject to such amendment, except that the Partnership may amend Schedule 2.1(a) upon a person becoming a Protected Partner as a result of a transfer of Units.

4.2 Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner pursuant to Article 3 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.

ARTICLE 5

MISCELLANEOUS

5.1 Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

5.2 Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

5.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

5.4 Modification; Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

5.5 Representations and Warranties Regarding Authority; Noncontravention. Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary corporate, partnership, or other (as the case may be) action on the part of each of the REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or (ii) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.

5.6 Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

5.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(i)	if to the Partnership or the REIT, to:

Apartment Trust of America, Inc.

4901 Dickens Road, Suite 101

Richmond, Virginia 23230

FAX: (804) 244-0199

ATTN: Stanley J. Olander, Jr.

(ii)	if to a Protected Partner, to the address on file with the Partnership and in all events to:

Goulston & Storrs PC

Attn: Yaacov Gross

750 Third Avenue, 22nd Floor

New York, New York 10017

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

5.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

5.9 Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of New York, without regard to the choice of law provisions thereof.

5.10 Consent to Jurisdiction; Enforceability.

(a) This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of New York, New York. For such purpose, each party hereto and the Protected Partners hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

(b) Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

5.11 Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

5.12 Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without threshold, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

5.13 Enforcement by Protected Partners. The Protected Partners are the beneficiaries of this Agreement and shall be able to enforce this Agreement as they were parties to this Agreement.

5.14 Term. The term of this Agreement shall extend from the date hereof until such time as the applicable statute of limitations bars a claim by the Internal Revenue Service or relevant state or local tax authority for a tax otherwise indemnifiable under this Agreement.

5.15 Other. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.

IN WITNESS WHEREOF, the REIT, the Partnership and the Contributor have caused this Agreement to be signed by their respective officers, general partners, or delegates thereunto duly authorized all as of the date first written above.

APARTMENT TRUST OF AMERICA, INC.,
a Maryland corporation

By:
Name:
Title:

APARTMENT TRUST OF AMERICA HOLDINGS, L.P., a Virginia limited partnership

By:	Apartment Trust of America, Inc., a Maryland corporation, its General Partner

By:
Name:
Title:

[CONTRIBUTOR (entity)]
a.

By:
Name:
Title:

[CONTRIBUTOR (individual)]

SCHEDULES TO THE TAX PROTECTION AGREEMENT

Schedule 2.1(a)	List of Protected Partners
Schedule 2.1(b)	Gain Limitation Properties and Estimated Initial Protected Gain
Schedule 2.1(c)	Protection Percentage
Schedule 2.1(d)	Minimum Liability Amount
Schedule 2.1(e)	Form of Guaranty

Schedule 2.1(a)

List of Protected Partners

[Insert name of contributor]

Schedule 2.1(b)

Gain Limitation Properties and

Estimated Initial Protected Gain for Protected Partners as a Group

Name of Contributed Property	Initial Protected Gain (Aggregate)

Schedule 2.1(c)

Protection Percentage

Closing date through 1 year anniversary	100%

day after 1 year anniversary through 2 year anniversary	85.71%

day after 2 year anniversary through 3 year anniversary	71.43%

day after 3 year anniversary through 4 year anniversary	57.14%

day after 4 year anniversary through 5 year anniversary	42.86%

day after 5 year anniversary through 6 year anniversary	28.57%

day after 6 year anniversary through 7 year anniversary	14.29%

Schedule 2.1(d)

Minimum Liability Amount

Protected Partner	Minimum Liability Amount

Schedule 2.1(e)

Form of Guaranty 1/

GUARANTEE

This Guarantee is made and entered into as of the     day of     20    , by the persons listed on Exhibit A annexed hereto (the “Guarantors”) for the benefit of the Lender set forth on Exhibit B annexed hereto and made a part hereof (the “Lender,” which term shall include any person or entity who hereafter holds the Note (as defined below) in accordance with the terms thereof).

1/	This Form of the Guarantee Agreement is for Guaranteed Debt where the following conditions all are applicable:

(i)	there are no other guarantees in effect with respect to such Guaranteed Debt;

(ii)	the collateral securing such Guaranteed Debt is not collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;

(iii)	no additional guarantees with respect to such Guaranteed Debt will be entered into during the applicable Tax Protection Period;

(iv)	the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to any partner in the Partnership as determined for purposes of Treasury Regulations Section 1.752-2; and

(v)	none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulations Section 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered, or thereafter shall enter, into a relationship that would cause such person or entity to be considered to bear risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulations Section 1.752-2.

If, and to the extent that, one or more of these conditions is not applicable, appropriate changes to the attached Form of Guaranty will be required in order to cause the various conditions set forth in Section 2.2 of the Tax Protection Agreement to be satisfied.

RECITALS

WHEREAS, the Lender is simultaneously herewith [making/modifying a loan or has loaned] to the borrower set forth on Exhibit B (the “Borrower”) the amount set forth opposite such Lender’s name on Exhibit B, which loan (i) is evidenced by the promissory note described on Exhibit C hereto (the “Note”), (ii) [if part of a loan modification or an existing loan,] has a current outstanding balance in the amount set forth on Exhibit B annexed hereto, and (iii) is secured by a mortgage or deed of trust on the collateral described on Exhibit D annexed hereto (the “Deed of Trust,” with the property and other assets securing such Deed of Trust referred to as the “Collateral”);

WHEREAS, the Borrower is either Apartment Trust of America Holdings, L.P., a Virginia limited partnership (the “Partnership”), or a subsidiary of the Partnership in which the Partnership owns a 98% or greater interest in the Partnership and which is either a tax-disregarded entity or an entity taxed under subchapter K of the Internal Revenue Code;

WHEREAS, the Guarantors are direct or indirect limited partners in the Partnership; and

WHEREAS, the Guarantors are executing and delivering this Guarantee to guarantee a portion of the Borrower’s payments with respect to the Note, subject to and otherwise in accordance with the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing recitals and facts and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, each of the Guarantors hereby agree as follows:

1. Guarantee and Performance of Payment.

(a) The Guarantors hereby irrevocably and unconditionally guarantee the collection by the Lender of, and hereby agree to pay to the Lender upon demand (following (1) foreclosure of the Deed of Trust, exercise of the powers of sale thereunder and/or acceptance by the Lender of a deed to the Collateral in lieu of foreclosure, and (2) the exhaustion of the exercise of any and all remedies available to the Lender against the Borrower, including, without limitation, realizing upon the assets of the Borrower other than the Collateral against which the Lender may have recourse), an amount equal to the excess, if any, of the Guaranteed Amount set forth on Exhibit B over the Lender Proceeds (as hereinafter defined) (which excess is referred to as the “Aggregate Guarantee Liability”). The amounts payable by each Guarantor in respect of the guarantee obligations hereunder shall be in the same proportion as the dollar amounts listed next to such Guarantor’s name on Exhibit A attached hereto bears to the total Guaranteed Amount set forth on Exhibit A, provided that, notwithstanding anything to the contrary contained in this Guarantee, each Guarantor’s aggregate obligation under this Guarantee shall be limited to the dollar amount set forth on Exhibit A attached hereto next to such Guarantor’s name, such may be reduced from time to time pursuant to the other provisions hereof. The Guarantors’ obligations as set forth in this paragraph 1(a) are hereinafter referred to as the “Guaranteed Obligations.”

(b) For the purposes of this Guarantee, the term “Lender Proceeds” shall mean the aggregate of (i) the Foreclosure Proceeds (as hereinafter defined) plus (ii) all amounts collected by the Lender from the Borrower (other than payments of principal, interest or other amounts required to be paid by the Borrower to Lender under the terms of the Note that are paid by the Borrower to the Lender at a time when no default has occurred under the Note and is continuing) or realized by the Lender from the sale of assets of the Borrower other than the Collateral.

(c) For the purposes of this Guarantee, the term “Foreclosure Proceeds” shall have the applicable meaning set forth below with respect to the Collateral:

1.	If at least one bona fide third party unrelated to the Lender (and including, without limitation, any of the Guarantors) bids for such Collateral at a sale thereof, conducted upon foreclosure of the related Deed of Trust or exercise of the power of sale thereunder, Foreclosure Proceeds shall mean the highest amount bid for such Collateral by the party that acquires title thereto (directly or through a nominee) at or pursuant to such sale. For the purposes of determining such highest bid, amounts bid for the Collateral by the Lender shall be taken into account notwithstanding the fact that such bids may constitute credit bids which offset against the amount due to the Lender under the Note.

2.	If there is no such unrelated third-party at such sale of the Collateral so that the only bidder at such sale is the Lender or its designee, the Foreclosure Proceeds shall be deemed to be fair market value (the “Fair Market Value”) of the Collateral as of the date of the foreclosure sale, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to subparagraph 1(d).

3.	If the Lender receives and accepts a deed to the Collateral in lieu of foreclosure in partial satisfaction of the Borrower’s obligations under the Note, the Foreclosure Proceeds shall be deemed to be the Fair Market Value of such Collateral as of the date of delivery of the deed-in-lieu of foreclosure, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to subparagraph 1(d).

(d) Fair Market Value of the Collateral (or any item thereof) shall be the price at which a willing seller not compelled to sell would sell such Collateral, and a willing buyer not compelled to buy would purchase such Collateral, free and clear of all mortgages but subject to all leases and reciprocal easements and operating agreements. If the Lender and the Guarantor are unable to agree upon the Fair Market Value of any Collateral in accordance with subparagraphs 1(c)2. or 3. above, as applicable, within twenty (20) days after the date of the foreclosure sale or the delivery of the deed-in-lieu of foreclosure, as applicable, relating to such Collateral, either party may have the Fair Market Value of such Collateral determined by appraisal by appointing an appraiser having the qualifications set forth below to determine the same and by notifying the other party of such appointment within twenty (20) days after the expiration of such twenty (20) day period. If the other party shall fail to notify the first party, within twenty (20) days after its receipt of notice of the appointment by the first party, of the appointment by the other party of an appraiser having the qualifications set forth below, the appraiser appointed by the first party shall alone make the determination of such Fair Market Value. Appraisers appointed by the parties shall be members of the Appraisal Institute (MAI) and shall have at least ten years’ experience in the valuation of properties similar to the Collateral being valued in the greater metropolitan area in which such Collateral is located. If each party shall appoint an appraiser having the aforesaid qualifications and if such appraisers cannot, within thirty (30) days after the appointment of the second appraiser, agree upon the determination hereinabove required, then they shall select a third appraiser which third appraiser shall have the aforesaid qualifications, and if they fail so to do within forty (40) days after the appointment of the second appraiser they shall notify the parties hereto, and either party shall thereafter have the right, on notice to the other, to apply for the appointment of a third appraiser to the chapter of the American Arbitration Association or its successor organization located in the metropolitan area in which the Collateral is located or to which the Collateral is proximate or if no such chapter is located in such metropolitan area, in the metropolitan area closest to the Collateral in which such a chapter is located. Each appraiser shall render its decision as to the Fair Market Value of the Collateral in question within thirty (30) days after the appointment of the third appraiser and shall furnish a copy thereof to the Lender and the Guarantor. The Fair Market Value of the Collateral shall then be calculated as the average of (i) the Fair Market Value determined by the third appraiser and (ii) whichever of the Fair Market Values determined by the first two appraisers is closer to the Fair Market Value determined by the third appraiser; provided, however, that if the Fair Market Value determined by the third appraiser is higher or lower than both Fair Market Values determined by the first two appraisers, such Fair Market Value determined by the third appraiser shall be disregarded and the Fair Market Value of the Collateral shall then be calculated as the average of the Fair Market Value determined by the first two appraisers. The Fair Market Value of a Property, as so determined, shall be binding and conclusive upon the Lender and the Guarantors. Guarantors shall bear the cost of its own appraiser and, subject to subparagraph 1(e), shall bear all reasonable costs of appointing, and the expenses of, any other appraiser appointed pursuant to this subparagraph (1)(d).

(e) Notwithstanding anything in the preceding subparagraphs of this paragraph 1, (i) in no event shall the aggregate amount required to be paid pursuant to this Guarantee by the Guarantors as a group with respect to all defaults under the Note and the Deed of Trust securing the obligations thereunder exceed the Guaranteed Amount set forth on Exhibit B hereto, and (ii) the aggregate obligation of each Guarantor hereunder with respect to the Guaranteed Obligation shall be limited to the lesser of (I) the product of (w) the Individual Guarantee Percentage for such Guarantor set forth on Exhibit A hereto multiplied by (x) the Guaranteed Amount, or (II) the product of (y) such Guarantor’s Individual Guarantee Percentage multiplied by (z) the Aggregate Guarantee Liability.

(f) In confirmation of the foregoing, and without limitation, the Lender must first exhaust all of its rights and remedies against all property of the Borrower as to which the Lender has (or may have) a right of recourse, including, without limitation, the institution and prosecution to completion of appropriate foreclosure proceedings under the Deed of Trust, before exercising any right or remedy or making any claim, under this Guarantee.

(g) The obligations under this Guarantee shall be personal to each Guarantor and shall not be affected by any transfer of all or any part of a Guarantor’s interests in the Partnership; provided, however, that if a Guarantor has disposed of all of its equity interests in the Partnership, the obligations of such Guarantor under this Guarantee shall terminate 12 months after the date of such disposition (the “Termination Date”) provided (i) the Guarantor notifies the Lender that it is terminating its obligations under this Guarantee as of the Termination Date and (ii) the fair market value of the Collateral exceeds the outstanding balance of the Note, including accrued and unpaid interest, as of the Termination Date. Further, no Guarantor shall have the right to recover from the Borrower any amounts such Guarantor pays pursuant to this Guarantee (except and only to the extent that the amount paid to the Lender by such Guarantor exceeds the amount required to be paid by such Guarantor under the terms of this Guarantee).

(h) The obligations of any Guarantor who is an individual as a Guarantor hereunder shall terminate with respect to such Guarantor one week after the death of such Guarantor if, as a result of the death of such Guarantor, all property held by the Guarantor on the date of death would have a basis for federal income tax purposes equal to the fair market value of such property on such date (unless a later date were to be elected by the executor of the Guarantor’s estate in accordance with the applicable provisions of the Internal Revenue Code). The obligations of any Guarantor hereunder shall also terminate upon the sale or other disposition by Borrower of all or substantially all of the property acquired by Borrower in the transaction or transactions pursuant to which such Guarantor acquired an interest in the Limited Partnership if such sale or disposition results in the recognition of income or gain for federal income tax purposes; provided, however, if Borrower sells or otherwise disposes of a property acquired by it from a Guarantor in a transaction that results in deferral of gain or loss recognition, this Guaranty shall continue until such time as the occurrence of an event described above, construed as if any property acquired by Borrower in such transaction were the property acquired by Borrower pursuant to the Contribution Agreement.

2. Intent to Benefit Lender. This Guarantee is expressly for the benefit of the Lender. The Guarantors intend that the Lender shall have the right to enforce the obligations of the Guarantors hereunder, without any requirement whatsoever of resort by the Lender to any other party. The Lender’s rights to enforce the obligations of the Guarantors hereunder are material elements of this Guarantee. This Guarantee shall not be modified, amended or terminated (other than as specifically provided herein) without the written consent of the Lender. The Borrower shall furnish a copy of this Guarantee to the Lender contemporaneously with its execution.

3. Waivers. Each Guarantor intends to bear the ultimate economic responsibility for the payment hereof of the Guaranteed Obligations to the extent set forth in Paragraph 1 above. Pursuant to such intent:

(a) Except as expressly set forth in Paragraph 1 above, each Guarantor expressly waives any right (pursuant to any law, rule, arrangement or relationship) to compel the Lender, or any subsequent holder of the Note or any beneficiary of the Deed of Trust to sue or enforce payment thereof, the Lender or any subsequent holder of the Note or any beneficiary of the Deed of Trust whatsoever, and failure of the Lender or any subsequent holder of the Note or any beneficiary of the Deed of Trust to do so shall not exonerate, release or discharge a Guarantor from its absolute unconditional obligations under this Guarantee. Each Guarantor hereby binds and obligates itself, and its permitted successors and assignees, for performance of the Guaranteed Obligations according to the terms hereof, whether or not the Guaranteed Obligations or any portion thereof are valid now or hereafter enforceable against the Borrower or shall have been incurred in compliance with any of the conditions applicable thereto, subject, however, in all respects to the Guarantee Limit and the taking of certain prior actions and the other limitations set forth in paragraph 1.

(b) Each Guarantor expressly waives any right of subrogation or any other right (pursuant to any law, rule, arrangement, or relationship) to compel any other person (including, but not limited to, the Borrower, the Partnership, any subsidiary of the Partnership or the Borrower, or any other partner or affiliate of the Partnership or the Borrower) to reimburse or indemnify such Guarantor for all or any portion of amounts paid by such Guarantor pursuant to this Guarantee to the extent such amounts do not exceed the amounts required to be paid by such Guarantor pursuant to paragraph 1 hereof (taking into account the limitations set forth therein).

(c) Except as expressly set forth in Paragraph 1 above, if and only to the extent that the Borrower has made similar waivers under the Note or the Deed of Trust or any other document further evidencing or securing the Note and the loan made pursuant thereto, each Guarantor expressly waives: (i) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Note or the Deed of Trust; (ii) any defense that may arise by reason of: the incapacity, or lack of authority of the Borrower, the revocation or repudiation hereof by such Guarantor, the revocation or repudiation of the Note or the Deed of Trust by the Borrower, the failure of the Lender to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of the Borrower; the unenforceability in whole or in part of the Note, the Deed of Trust or any other document or instrument related thereto; the Lender’s election, in any proceeding by or against the Borrower under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code; or any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code; (iii) presentment, demand for payment, protest, notice of discharge, notice of acceptance of this Guarantee or occurrence of, or any default in connection with, the Note or the Deed of Trust, and indulgences and notices of any other kind whatsoever, including, without limitation, notice of the disposition of any collateral for the Note; (iv) any defense based upon an election of remedies (including, if available, an election to proceed by non-judicial foreclosure) or other action or omission by the Lender or any other person or entity which destroys or otherwise impairs any indemnification, contribution or subrogation rights of such Guarantor or the right of such Guarantor, if any, to proceed against the Borrower for reimbursement, or any combination thereof; (v) subject to Paragraph 4 below, any defense based upon any taking, modification or release of any collateral or guarantees for the Note, or any failure to create or perfect any security interest in, or the taking of or failure to take any other action with respect to any collateral securing payment or performance of the Note; (vi) any rights or defenses based upon any right to offset or claimed offset by such Guarantor against any indebtedness or obligation now or hereafter owed to such Guarantor by the Borrower; or (vii) any rights or defenses based upon any rights or defenses of the Borrower to the Note or the Deed of Trust (including, without limitation, the failure or value of consideration, any statute of limitations, accord and satisfaction, and the insolvency of the Borrower); it being intended, except as expressly set forth in Paragraph 1 above, that such Guarantor shall remain liable hereunder, to the extent set forth herein, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of any of such Guarantor or of the Borrower.

4. Amendment of Note and Deed of Trust. Without in any manner limiting the generality of the foregoing, the Lender or any subsequent holder of the Note or beneficiary of the Deed of Trust may, from time to time, without notice to or consent of the Guarantors, agree to any amendment, waiver, modification or alteration of the Note or the Deed of Trust relating to the Borrower and its rights and obligations thereunder (including, without limitation, renewal, waiver or variation of the maturity of the indebtedness evidenced by the Note, increase or reduction of the rate of interest payable under the Note, release, substitution or addition of any Guarantor or endorser and acceptance or release of any security for the Note), it being understood and agreed by the Lender, however, that the Guarantor’s obligations hereunder are subject, in all events, to the limitations set forth in Paragraph 1; provided that

(i) in the event that the Lender consents to the release of any Collateral securing the Note pursuant to the Deed of Trust, the Guaranteed Amount shall be reduced by the Fair Market Value of such Collateral on the date of such release (determined as set forth in Section 1(d); except to the extent that the Guarantee would otherwise meet the following requirement immediately after such Collateral release: the Guarantee does not exceed the bottom fifty percent (50%) of the fair market value of the Collateral securing the Note (if the Note is unsecured debt, the portion to be guaranteed shall be the bottom twenty-five percent (25%) of the stated principal amount of such unsecured debt); and

(ii) upon any material change to the Note or the Deed of Trust, including, without limitation, the maturity date or the interest rate of the Note, or upon any release or substitution of any Collateral securing the Note, within thirty (30) days of any Guarantor’s receipt of actual notice of such event, subject to the following sentence, such Guarantor may elect to terminate such Guarantor’s obligations under this Guarantee by written notice to the Lender. Such termination shall take effect on the 31st day following such actual notice, provided that no default under the Guaranteed Obligation has occurred and is then continuing.

5. Termination of Guarantee. Subject to Paragraph 4, this Guarantee is irrevocable as to any and all of the Guaranteed Obligations.

6. Independent Obligations. Except as expressly set forth in Paragraph 1, the obligations of each Guarantor hereunder are independent of the obligations of the Borrower, and a separate action or actions may be brought by a Lender against the Guarantors, whether or not actions are brought against the Borrower. Each Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Guarantor may now or hereafter have against the Borrower, or any other person directly or contingently liable for the payment or performance of the Note and the Deed of Trust arising from the existence or performance of this Guarantee (including, but not limited to, the Partnership, Apartment Trust of America, Inc., or any other partner of the Partnership) (except and only to the extent that a Guarantor makes a payment to the Lender in excess of the amount required to be paid under paragraph 1 and the limitations set forth therein).

7. Net Worth Representation. The Guarantor hereby represents and warrants that it has sufficient net worth (excluding the value of its equity interests in the Partnership) to satisfy the Aggregate Guarantee Liability as of the date hereof and hereby agrees to maintain a sufficient net worth to satisfy the Aggregate Guarantee Liability as of any relevant date of determination until the obligations of Borrower for principal and interest now or hereafter existing under the Guaranteed Obligations shall have been paid.

8. Understanding With Respect to Waivers. Each Guarantor warrants and represents that each of the waivers set forth above are made with full knowledge of their significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the maximum extent permitted by law.

8. No Assignment. No Guarantor shall be entitled to assign his or her rights or obligations under this Guarantee to any other person without the written consent of the Lender.

9. Entire Agreement. The parties agree that this Guarantee contains the entire understanding and agreement between them with respect to the subject matter hereof and cannot be amended, modified or superseded, except by an agreement in writing signed by the parties.

10. Notices. Any notice given pursuant to this Guarantee shall be in writing and shall be deemed given when delivered personally, or sent by registered or certified mail, postage prepaid, as follows:

If to the Partnership:

Apartment Trust of America, Inc.

4901 Dickens Road, Suite 101

Richmond, Virginia 23230

FAX: (804) 244-0199

ATTN: Stanley J. Olander, Jr.

or to such other address with respect to which notice is subsequently provided in the manner set forth above; and

If to a Guarantor, to the address set forth on Exhibit A hereto, or to such other address with respect to which notice is subsequently provided in the manner set forth above.

11. Applicable Law. This Guarantee shall be governed by, interpreted under and construed in accordance with the laws of the State of Delaware without reference to its choice of law provisions.

12. Consent to Jurisdiction; Enforceability

(a) This Guarantee and the duties and obligations of the parties hereto shall be enforceable against each Guarantor in the courts of the State of Virginia. For such purpose, each Guarantor hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Guarantee may be heard and determined in any of such courts.

(b) Each Guarantor hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Guarantee shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13. Condition of Borrower. Each Guarantor is fully aware of the financial condition of the Borrower and is executing and delivering this Guarantee based solely upon its own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement of the Lender or the Borrower. Each Guarantor represents and warrants that it is in a position to obtain, and hereby assumes full responsibility for obtaining, any additional information concerning the Borrower’s financial conditions and any other matter pertinent hereto as it may desire, and it is not relying upon or expecting the Lender to furnish to it any information now or hereafter in the Lender’s possession concerning the same. By executing this Guarantee, each Guarantor knowingly accepts the full range of risks encompassed within a contract of this type, which risks it acknowledges.

14. Expenses. Each Guarantor agrees that, promptly after receiving Lender’s notice therefor, such Guarantor shall reimburse Lender, subject to the limitation set forth in subparagraph 1(e) and to the extent that such reimbursement is not made by Borrower, for all reasonable expenses (including, without limitation, reasonable attorneys fees and disbursements) incurred by Lender in connection with the collection of the Guaranteed Obligations or any portion thereof or with the enforcement of this Guarantee.

IN WITNESS WHEREOF, the undersigned Guarantors set forth on Exhibit A hereto have executed this Guarantee as of the date first set forth above.

GUARANTORS SET FORTH ON EXHIBIT A HERETO:

By:

By:

By:

By:

By:

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